Exhibit 99.1

Northern Oil and Gas, Inc. Provides Third Quarter 2012 Production and Operations Update

WAYZATA, MINNESOTA — October 18, 2012 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern Oil”) today provided a third quarter production and operations update.

PRODUCTION UPDATE

Northern Oil expects third quarter 2012 production to increase approximately 96% over the third quarter of 2011, and approximately 9% compared to the second quarter of 2012, resulting in an average of approximately 11,200 barrels of oil equivalent per day.  During the first two months of the quarter, the weighted average days on production was approximately 55 out of a possible 62 producing days, or approximately 89% of potential producing days.  Preliminary estimates of September’s weighted average days on production appear to be consistent with the first two months of the third quarter.

DRILLING AND COMPLETIONS UPDATE

During the third quarter of 2012, Northern Oil had approximately 149 gross (10.9 net) wells completed and placed into production.  As of September 30, 2012, Northern Oil was producing from a total of 1,104 gross (98.5 net) wells.

As of September 30, 2012, Northern Oil was participating in an additional 153 gross (10.1 net) wells that were drilling, completing or awaiting completion.

DIFFERENTIAL AND LOE UPDATE

Northern Oil observed crude oil differentials tighten from approximately $14 per barrel on average in July 2012 to approximately $10 per barrel on average in August 2012, and expects differentials to average between $10 and $12 per barrel for the third quarter of 2012.  Lease operating expense (LOE) per barrel is expected to be approximately $8.50 for the third quarter of 2012, driven by higher levels of production enhancing work-over activities.

DERIVATIVES UPDATE

Northern Oil hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern Oil’s oil derivative contracts, by fiscal quarter:

	COSTLESS COLLARS		SWAPS
Contract Period	Volume (Bbls)	Weighted Average Floor/Ceiling Price (per Bbl)	Volume (Bbls)	Weighted Average Price (per Bbl)
2012:
Q3	370,313	$91.41 - $107.16	357,500	$95.97
Q4	384,140	$91.20 - $105.93	562,500	$93.66
2013:
Q1	565,550	$89.65 - $103.94	180,000	$91.58
Q2	526,481	$89.74 - $104.02	225,000	$91.17
Q3	543,374	$90.29 - $104.35	255,000	$92.48
Q4	517,864	$90.38 - $104.41	300,000	$92.03
2014:
Q1	60,000	$90.00 - $99.05	540,000	$92.42
Q2	60,000	$90.00 - $99.05	600,000	$92.13
Q3	60,000	$90.00 - $99.05	300,000	$91.26
Q4	60,000	$90.00 - $99.05	300,000	$91.26

MANAGEMENT COMMENT

Michael Reger, Chief Executive Officer, commented, “The pace of drilling and completion activity in the Williston Basin remains strong.  We are seeing new evidence of increasing efficiencies and further drilling cost reductions, which we expect will further amplify our returns in this premier oil resource play.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our access to capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:

Investor Relations
Erik Nerhus
952-476-9800